UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

RED LION HOTELS CORPORATION

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Team,

Today, I am excited to share with all of you that we announced an agreement to be acquired by Sonesta International Hotels Corporation, a leading owner and operator of hotels worldwide. I am confident this step represents a tremendous growth opportunity for Red Lion and its employees in the months ahead.

We all have been working incredibly hard over the last year to execute on our strategic plan, grow our franchise business, support our existing franchisees and licensees, and confront the challenges of the pandemic. As we focused on enhancing our performance and strengthening the company, the Board saw a unique opportunity to combine two great companies.

Sonesta’s management team has deep expertise in this business and knows how to position franchisees for success. Together with news of the transaction, today Sonesta announced Keith Pierce as Executive Vice President, President of Franchise & Development. Keith brings more than 35 years of industry leadership experience to his new role. I have known him for 30 years and hold him in the highest regard as a person with integrity, experience, and a keen understanding of franchising. He and the entire Sonesta team are excited to work with our franchise community, and he will be reaching out soon to learn more about our franchisees and how we have been servicing them, and share his vision for growth in the exciting months ahead.

Whenever two businesses combine, there are changes as well as opportunities. We are committed to being as candid as possible throughout this process and share detailed information as we have it. I do want to stress that this should be a tremendous opportunity for our employees. This combination is all about building the business and accelerating growth, and that means more roles and responsibilities over time, more pathways for individual employee development and growth, and new tools to help employees achieve their goals. In the meantime, it is business as usual and we will continue to operate as separate and independent businesses until the transaction closes – which we are hopeful will occur early in 2021.

I appreciate that you will have many questions today and in the coming days and weeks. I encourage everyone to spend some time digesting the news, and while we won’t have all the answers today, we will do our best to address questions as we head towards closing. I encourage you to read the full press release attached here. I look forward to discussing the transaction and answering some of your initial questions at the all hands meeting we’ve scheduled for today.

Finally, I expect that you will receive questions from our franchisees, licensees, vendors, and others. Because Red Lion remains an independent publicly traded company until this transaction closes, please refer any interested parties (including the press or investors) to Gary Kohn, Judi Jarvis, or myself only.

I want to thank all of you for your dedication and hard work – not just through the pandemic and the staff reductions, but during your entire tenure. This transaction is a testament to the great company that all of you have built over the years. I look forward to sharing more with you in the coming weeks as we move through this process together.

Sincerely,

John Russell

CEO Red Lion Hotels Corporation

[Encl: press release]

Additional Information about the Merger and Where You Can Find It

In connection with the proposed transaction, RLH will prepare and file relevant documents with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A to be mailed to the RLH shareholders in connection with RLH’s submission of the transaction for the consideration by the RLH shareholders at a special meeting. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that RLH may file with the SEC in connection with the proposed transaction. RLH SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available) and any other documents filed or furnished by RLH with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, copies of the proxy statement and other relevant materials and documents filed by RLH with the SEC will also be available free of charge on the Investor Relations page of RLH’s website located at https://ir.redlion.com/investor-relations.

Participants in the Solicitation of RLH Shareholders

RLH, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from RLH shareholders in connection with the proposed transaction. Information about RLH’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020, and in its definitive proxy statement for its 2020 annual meeting of shareholders filed with the SEC on April 6, 2020. To the extent the holdings of the RLH securities by the RLH directors and executive officers have changed since the amounts set forth in the proxy statement for its 2020 annual meeting of shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of Red Lion’s website located at https://ir.redlion.com/investor-relations. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement and other relevant materials RLH may file with the SEC.